Exhibit 99.1

U.S. AUTO PARTS NETWORK, INC. ANNOUNCES $2.2 MILLION FINANCING

CARSON, California, March 28, 2013— U.S. Auto Parts Network, Inc. (NASDAQ: PRTS) today announced that it has entered into a Common Stock Purchase Agreement with William Blair & Company, LLC pursuant to which U.S. Auto Parts has agreed to sell up to 2,050,000 shares of its Common Stock at a purchase price per share of $1.09 for aggregate proceeds to the Company of approximately $2.2 million, subject to the satisfaction of customary closing conditions. The transaction is expected to close on or before April 3, 2013, and U.S. Auto Parts will use the net proceeds from the transaction to reduce its revolving borrowings (without any permanent reduction in the related loan commitments) under its credit agreement with JPMorgan Chase Bank, N.A.

A registration statement relating to the Common Stock has been filed with and declared effective by the Securities and Exchange Commission. A prospectus supplement relating to the offering will be filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

In addition to historical facts, this press release contains forward-looking statements that involve a number of risks and uncertainties such as those, among others, relating to U.S. Auto Parts’ expectations regarding the completion, timing and size of the proposed offering. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with the satisfaction of customary closing conditions related to the proposed offering, as well as risks and uncertainties associated with U.S. Auto Parts’ business and finances in general, and the other risks detailed in U.S. Auto Parts’ periodic filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and U.S. Auto Parts undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.

Investor Contacts:

David Robson, Chief Financial Officer

U.S. Auto Parts Network, Inc.

drobson@usautoparts.com

(310) 735-0085